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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

April 9, 2004

Dear Stockholder:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders to be held on Tuesday, May 18, 2004, at the Radisson Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, at 10:00 a.m. Eastern Time. Your Board of Directors and Executive Management Team look forward to personally greeting those present. If you cannot attend in person, we are pleased to offer a live webcast of the Annual Meeting, which you can access by going to our web site, www.orasure.com.

At the meeting, you will be asked to (i) elect three Class I Directors to serve on the Board of Directors until the Annual Meeting of Stockholders in 2007, (ii) approve an amendment to the OraSure Technologies, Inc. 2000 Stock Award Plan to increase the number of shares of Common Stock authorized for grant under such Award Plan, and (iii) transact such other business as may properly come before the meeting or any adjournments thereof.

Your Board of Directors has approved the nominees for Director and recommends that you vote FOR their election to the Board. In addition, your Board of Directors recommends that you vote FOR the amendment to the Company’s 2000 Stock Award Plan.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to submit your vote as soon as possible. You will have the option to vote by telephone, via the Internet, or by marking, signing, dating, and mailing the enclosed Proxy Card in the accompanying postage prepaid envelope. Additional details on these options can be found in the attached Proxy Statement and Proxy Card. You may, of course, attend the Annual Meeting and vote in person regardless of whether you have previously voted by phone, the Internet or mail.

We look forward to seeing you at the meeting.

Sincerely yours,

Michael J. Gausling

President and Chief Executive Officer

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Notice of Annual Meeting of Stockholders

to be held May 18, 2004

To the Stockholders of OraSure Technologies, Inc.:

The Annual Meeting of Stockholders of OraSure Technologies, Inc., a Delaware corporation, will be held at the Radisson Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, on Tuesday, May 18, 2004, at 10:00 a.m. Eastern Time for the following purposes:

1.    To elect three Class I Directors;

2.    To approve an amendment increasing the number of shares of Common Stock authorized for grant under the OraSure Technologies, Inc. 2000 Stock Award Plan; and

3.    To consider such other business as may properly come before the meeting or any adjournment thereof.

Additional information is included in the Proxy Statement accompanying this Notice. Only holders of Common Stock of record at the close of business on March 26, 2004, will be entitled to vote at the Annual Meeting of Stockholders and any adjournments thereof.

By Order of the Board of Directors,

Jack E. Jerrett

Secretary

April 9, 2004

Bethlehem, Pennsylvania

YOUR VOTE IS IMPORTANT.    Whether or not you plan to attend the Annual Meeting, you are urged to vote your shares as promptly as possible by telephone, via the Internet, or by signing, dating and returning the enclosed Proxy Card, as described in the attached Proxy Statement. Voting by phone, the Internet or mail does not deprive you of your right to attend the Meeting and to vote your shares in person.

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Proxy Statement

This Proxy Statement is being mailed on or about April 9, 2004, to stockholders of OraSure Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s solicitation of proxies (each, a “Proxy”) for use at the Annual Meeting of Stockholders to be held on May 18, 2004, at 10:00 a.m. Eastern Time, at the Radisson Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, and at any adjournments thereof (the “Annual Meeting”).

Proxies

If represented by a properly executed Proxy, whether delivered by phone, the Internet or mail, as described below, your shares will be voted in accordance with your instructions. If you do not provide a Proxy with instructions, your shares will be voted according to the recommendations of our Board of Directors (the “Board”) as stated on the Proxy. You may revoke the authority granted by your Proxy at any time before the Annual Meeting by notice in writing delivered to the Secretary of the Company, by delivering a subsequently dated Proxy, or by attending the Annual Meeting, withdrawing the Proxy, and voting in person.

At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named in the Proxy will have discretionary authority to vote on those matters in accordance with their best judgment.

The cost of soliciting Proxies will be borne by us. In addition to solicitations by mail, certain of our directors, officers, and regular employees may solicit Proxies personally or by telephone or other means without additional compensation.

Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

Voting Procedures

You will have a choice of voting over the phone, via the Internet or by completing and mailing a traditional paper Proxy Card, as described below. Please check your Proxy Card or the information forwarded by your bank, broker or other holder of record to determine which options are available to you.

Voting by Mail.    If you desire to vote by using the paper Proxy Card included with this Proxy Statement instead of by telephone or the Internet, you may do so by completing, signing, dating and returning the Proxy Card in the enclosed, pre-addressed envelope. Postage need not be affixed to the envelope if mailed in the United States.

Voting by Phone or Internet.    Instead of voting by use of the paper Proxy Card, you may be able to vote by phone or the Internet. Whether you may do so will depend on how your shares are held.

If your shares are registered in your name with Mellon Investor Services LLC, our transfer agent, you may vote those shares by telephone by calling Mellon Investor Services LLC at 800-435-6710 (toll free in the United States or Canada only) or via the Internet at the following web site: www.eproxy.com/osur. You may vote by telephone or the Internet by doing so by 11:59 pm Eastern Time (8:59 pm Pacific Time) on May 17, 2004. Additional instructions can be found on the paper Proxy Card accompanying this Proxy Statement.

If your shares are registered in the name of a broker, bank or other registered holder, you may be able to vote by phone or the Internet if the broker, bank or other record holder has procedures for telephone or Internet voting. If you desire to use either of these voting options, please follow the procedures provided to you by your broker, bank or other record holder.

The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. If you vote via the Internet, you should understand that there may be costs associated with this method of voting, such as usage charges from Internet access providers and telephone companies and printing costs, that you must pay.

Submitting a proxy by mail, the phone or the Internet will not affect your right to vote in person at the Annual Meeting.

Electronic Access to Proxy Materials and Annual Report.    The Notice of Annual Meeting, the Proxy Statement and our 2003 Annual Report are available on our web site at http://www.orasure.com. If you are a stockholder of record and would like to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail, please follow the instructions on the paper Proxy Card if you vote by mail or follow the instructions provided when you vote by phone or over the Internet. If you hold your shares through a bank, broker or other holder, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. Opting to receive your proxy materials and annual report online will save us the cost of producing these materials and mailing them to you in the future.

Voting Securities

On March 26, 2004, the record date for determining stockholders entitled to vote at the Annual Meeting, we had outstanding and entitled to vote at the meeting 44,425,943 shares of common stock, par value $.000001 per share (“Common Stock”). Each share of Common Stock is entitled to one vote on any matter brought before the Annual Meeting. A majority of the shares of Common Stock outstanding as of the record date, represented in person or by Proxy at the Annual Meeting, will constitute a quorum for the transaction of business.

Principal Stockholders

The following table sets forth information as of March 26, 2004, regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding, (b) each director and nominee for election as director, (c) each of our executive officers named in the Summary Compensation Table under “Executive Compensation,” and (d) all of our directors and executive officers as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock which a person has a right to acquire pursuant to the exercise of stock options and warrants held by that person that are exercisable within 60 days of March 26, 2004 are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person.

Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)	Percent of Class
Strong Capital Management, Inc.(3) 100 Heritage Reserve Menomonee Falls, WI 53051	3,540,839	8.0%

AXA Financial, Inc.(4) 1290 Avenue of the Americas New York, NY 10104	2,566,100	5.8%

Michael J. Gausling(5)	1,864,030	4.2%

R. Sam Niedbala, Ph.D.(6)	1,802,575	4.1%

Roger L. Pringle(7)	228,843	*

Ronald H. Spair	218,436	*

P. Michael Formica	163,380	*

Frank G. Hausmann	116,666	*

Douglas G. Watson	93,333	*

Gregory B. Lawless	86,666	*

Joseph E. Zack	76,458	*

Carter H. Eckert	66,666	*

Ronny B. Lancaster	26,666	*

All directors and executive officers as a group (13 people)	4,867,049	10.7%

*	Less than 1%

(1)	Subject to community property laws where applicable, beneficial ownership consists of sole voting and dispositive power except as otherwise indicated.

(2)	Includes shares subject to options exercisable within 60 days of March 26, 2004, as follows: Mr. Eckert, 66,666 shares; Mr. Formica, 123,380 shares; Mr. Gausling, 106,929 shares; Mr. Hausmann, 116,666 shares; Mr. Lancaster, 26,666 shares; Mr. Lawless, 86,666 shares; Dr. Niedbala, 89,741 shares; Mr. Pringle, 192,218 shares; Mr. Spair, 158,436 shares; Mr. Watson, 93,333 shares; Mr. Zack, 61,458 shares; and all directors and executive officers as a group, 1,245,489 shares. Also includes 60,000, 40,000 and 15,000 restricted shares held by Mr. Spair, Mr. Formica and Mr. Zack, respectively.

(3)	Based on information contained in a Form 13G\A filed February 16, 2004 by Strong Capital Management, Inc., on which such entity reported that it has shared dispositive and voting power with respect to 3,540,839 shares.

(4)	Based on information contained on a Form 13G filed February 13, 2004 by AXA Financial, Inc. with respect to the following entities: AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA, Alliance Capital Management L.P., and The Equitable Life Assurance Society of the United States. AXA Financial, Inc. has sole dispositive power with respect to 2,566,100 shares, sole voting power with respect to 1,422,900 shares, and shared voting power with respect to 967,000 shares.

(5)	Includes 413,884 shares held by The Michael J. Gausling Grantor Retained Annuity Trust, Dated April 28, 2000, of which Mr. Gausling is the trustee, and 34,424 shares held by the Michael Gausling Irrevocable Education Trust Dated April 28, 2000, of which Mr. Gausling’s wife, Sharon M. Gausling, is a trustee.

(6)	Includes 413,884 shares held by The Raymond S. Niedbala 2000 Grantor Retained Annuity Trust Dated April 28, 2000, of which Dr. Niedbala is the trustee, 67,366 shares held by The Raymond S. Niedbala Family Trust Dated April 28, 2000, of which Dr. Niedbala’s wife, Linda-Lee Niedbala, is a trustee, and 52,800 shares held by the Niedbala Charitable Remainder Unit Trust, of which Dr. Niedbala and Linda-Lee Niedbala are trustees.

(7)	Includes 1,500 shares owned by Mr. Pringle’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors and persons who own more than ten percent of our Common Stock (collectively, “Reporting Persons”) file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). Reporting Persons are required by the Commission’s regulations to furnish us with copies of all Section 16(a) forms they file.

As a matter of practice, our administrative staff assists each of the Reporting Persons in preparing initial reports of ownership and reports of changes in beneficial ownership and filing such reports with the Commission and the NASDAQ Stock Market. Based solely on a review of the copies of such forms and written representations from each of the Reporting Persons, we believe that all Reporting Persons complied with all applicable filing requirements with respect to the year 2003.

Election of Directors

At the Annual Meeting, you will be asked to vote on the election of three Class I Directors. A majority of the independent members of the Board have nominated Carter H. Eckert, Frank G. Hausmann and Douglas G. Watson for election as Class I Directors, for terms expiring at the Annual Meeting of Stockholders in 2007. The nominees for election as Directors are presently members of our Board, and Mr. Watson currently serves as Chairman of the Board.

In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the three nominees, each of whom has consented to be named and to serve if elected. If a quorum is present, each nominee will be elected if he receives a plurality of the votes cast by shares present in person or by Proxy entitled to vote at the Annual Meeting. Abstentions and shares as to which a broker or other nominee has indicated on a duly executed and returned Proxy or otherwise advised us that it lacks voting authority will have no effect on the required vote. Your Board recommends that you vote FOR the election of the Director nominees.

We do not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting is set forth below. Messrs. Gausling, Hausmann and Pringle became Directors of the Company in connection with the merger (the “Merger”) of STC Technologies, Inc. (“STC”) and Epitope, Inc. (“Epitope”) into the Company on September 29, 2000, and served on the board of either STC or Epitope prior to the Merger.

Name	Principal Occupation	Age	Director Since
Class I (Nominees for Terms of Office Expiring in 2007):

Douglas G. Watson	Chief Executive Officer of Pittencrieff Glen Associates	59	2002

Frank G. Hausmann	Former President and Chief Executive Officer of CenterSpan Communications Corporation	46	2000

Carter H. Eckert	Chairman and Chief Executive Officer of IMPATH Inc.	61	2001

Class II (Directors Whose Terms of Office Expire in 2005):

Ronny B. Lancaster	Senior Vice President and Chief Operating Officer of Morehouse School of Medicine	52	2003

Roger L. Pringle	President of The Pringle Company	63	2000

Class III (Directors Whose Terms of Office Expire in 2006):

Michael J. Gausling	President and Chief Executive Officer of the Company	46	2000

Gregory B. Lawless	Managing Partner of Collins Mabry & Co.	64	2001

Douglas G. Watson became a member of the Board in May 2002 and became Chairman of the Board in March 2003. Since July 1999, Mr. Watson has been Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management consulting firm, which he founded. From 1997 to 1999, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G. Prior to that, Mr. Watson was President and Chief Executive Officer of Ciba-Geigy Corporation, President of the Ciba Pharmaceuticals Division and Senior Vice President of Planning and Business Development of Ciba’s U.S. Pharmaceuticals Division. From 1986 through 1996, Mr. Watson was on the Board of the Pharmaceutical Research & Manufacturers Association. Mr. Watson holds an M.A. degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants. Mr. Watson also serves on the Boards of Engelhard Corporation, Dendreon Corporation, Genta Incorporated and InforMedix Holdings, Inc., as well as a number of privately held biotech companies.

Frank G. Hausmann had been a member of the board of directors of Epitope since December 1999. Mr. Hausmann was formerly the President and Chief Executive Officer of CenterSpan Communications Corporation since July 1998, and Vice President, Finance and Administration and Chief Financial Officer prior to that time. From August 1997 to May 1998, Mr. Hausmann served as Vice President, Finance and Chief Financial Officer of Atlas Telecom, Inc., a developer of enhanced facsimile and voice-mail solutions. From September 1995 to July 1997, he served as Vice President, Corporate Development and General Counsel of Diamond Multimedia Systems, Inc., a designer and marketer of computer video cards, modems and other peripherals. Mr. Hausmann received B.S. degrees in Economics and Political Science from Willamette University and a J.D. degree from the University of Oregon. He is a member of the Oregon State Bar.

Carter H. Eckert became a member of the Board in December 2001. Since February 2003, Mr. Eckert has served as Chairman of the Board and Chief Executive Officer of IMPATH Inc., a cancer information company. In September 2003, IMPATH filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. From 1995 to 2001, Mr. Eckert served as President of Knoll Pharmaceutical Company and as President of the Americas for Knoll’s parent company, BASF Pharma. During that period, Mr. Eckert also was a member of BASF Pharma’s Pharmaceutical Board, where he was responsible for global therapeutic franchises and corporate transactions. Prior to joining Knoll and BASF Pharma in 1995, Mr. Eckert was President and Chief Executive Officer of Boots Pharmaceuticals, Inc., a pharmaceutical company, where he was responsible for North American operations. Mr. Eckert joined Boots Pharmaceuticals in 1985 as Executive Vice President and Chief Operating Officer after more than a decade at Baxter Travenol Laboratories, where he served as President of the Pharmaceutical Products Division. Mr. Eckert currently serves as a director of IMPATH, Inc. and Andrx Corporation, a trustee of Caldwell College and the Morristown Memorial Health Foundation, and an operating partner of the Athena Group. Mr. Eckert received his B.S. in Chemical Engineering from the Illinois Institute of Technology and his M.B.A. from Northwestern University.

Ronny B. Lancaster became a member of the Board in May 2003. Mr. Lancaster has served as Chief Operating Officer of the Morehouse School of Medicine in Atlanta, Georgia since 2003, as Senior Vice President for Management Policy from 1996 to 2003 and as Vice President for Health and Social Policy from 1993 to 1996. Prior to that, Mr. Lancaster was Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation at the U.S. Department of Health and Human Services (“HHS”), where his responsibilities included a wide range of policy, program and management matters. Prior to serving at HHS, Mr. Lancaster was General Counsel of Hamilton Enterprises, Inc., Senior Washington Representative for Blue Cross/Blue Shield Association, Chief of the Division of Fee-For-Service Plans at the U.S. Office of Personnel Management, and Executive Assistant to the Chairman at the National Institute for Advanced Studies. Mr. Lancaster received his B.A. in Economics from the Catholic University of America, his M.B.A. from the Wharton School of the University of Pennsylvania, and his J.D. degree from The Georgetown University Law Center. He is also admitted to the Bars of Pennsylvania and the District of Columbia and serves as a Board member for the Morehouse College Research Institute and as President for the Minority Health Professions Foundation.

Roger L. Pringle had been Chairman of the Board and a member of the board of directors of Epitope, and was a director of Agritope, Inc., a plant genetics subsidiary of Epitope, since February 1989. Mr. Pringle is President and founder of The Pringle Company, a strategy and executive consulting firm in Portland, Oregon. Mr. Pringle is a director of Metro One Telecommunications, Inc., North Pacific Group and H2F Media, Inc. He is also active in funding and advising start-up and emerging companies.

Michael J. Gausling has been the Company’s President and Chief Executive Officer since January 31, 2002. Prior to that, Mr. Gausling was the Company’s President and Chief Operating Officer since September 2000. Mr. Gausling is a co-founder of STC and served as Chairman of STC’s board of directors since 1996, President and Chief Executive Officer of STC since 1990, and a director of STC since 1987. Mr. Gausling was Executive Vice President, Finance and Operations of STC from 1987 to 1990. Prior to co-founding STC, Mr. Gausling had been employed in the area of corporate finance at Procter and Gamble. Mr. Gausling received his B.S. in Mechanical Engineering from Rensselaer Polytechnic Institute and his M.B.A. in Finance from Miami University (Ohio). Mr. Gausling also serves on the boards of Keystone Nazareth Bank and Trust and DeSales University.

Gregory B. Lawless became a member of the Board in April 2001. Since 1998, Mr. Lawless has been the Managing Partner of Collins Mabry & Co., a strategic advisory firm for the life sciences industry, which he co-founded. From 1992 to 1998, Mr. Lawless served as President and Chief Executive Officer of Cygnus, Inc., a medical diagnostics company, and from 1989 to 1992, was President and Chief Operating Officer of Chiron Corporation, also a medical diagnostics company. Mr. Lawless received his B.S. in Pharmacy from Fordham University, his M.S. in Analytical Chemistry from St. John’s University, and his Ph.D. in Physical Organic Chemistry from Temple University.

Board of Directors

The Board of Directors is comprised of a majority of independent directors. The Board has determined that each member of the Board, except for Mr. Gausling, is “independent,” as that term is defined in the applicable rules of The NASDAQ Stock Market, Inc.

The Board held nine meetings and acted by written consent on five occasions during the year ended December 31, 2003. Each member of the Board attended more than 75 percent of the combined total of meetings of the Board and of the committees of the Board on which such member served during the period in the year in which he served as a Director, except for Mr. Eckert.

The Board has approved a process for security holders to send communications to members of the Board and a policy concerning Board members’ attendance of our annual meetings of stockholders. All members of the Board attended our 2003 Annual Meeting of Stockholders held on May 20, 2003. Descriptions of the process for security holders to send communications to the Board and the Board’s policy on annual meeting attendance are provided on our website, at www.orasure.com.

Committees of the Board

The Board has four standing committees—the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are each composed entirely of independent Directors.

Audit Committee.    The Audit Committee oversees the Company’s accounting and financial reporting process, internal controls and audits, and consults with management and the independent auditors on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent auditors. It also maintains direct responsibility for the compensation, termination and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Audit Committee approves all services provided to the Company by the independent auditors. The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee operates pursuant to a written Charter, a copy of which was attached as an appendix to our Proxy Statement for the 2003 Annual Meeting of Stockholders and is available on our website at www.orasure.com.

Members of the Audit Committee are Frank G. Hausmann, Chairman, Carter H. Eckert, Ronny B. Lancaster and Roger L. Pringle. Each member of the Audit Committee is “independent,” as defined in the Exchange Act and applicable rules of The NASDAQ Stock Market, Inc. The Board has determined that Mr. Hausmann is an “audit committee financial expert,” as that term is defined by applicable rules of the Commission. The Audit Committee met eight times and acted by written consent on one occasion during the year ended December 31, 2003.

Compensation Committee.    The Compensation Committee of the Board determines and, in the case of the Chief Executive Officer recommends for Board approval, the compensation and benefits for our executive officers, and administers our stock award plan. The Compensation Committee operates pursuant to a written charter, a copy of which is available on our website at www.orasure.com. Members of the Compensation Committee are Roger L. Pringle, Chairman, Gregory B. Lawless and Douglas G. Watson. Each member of the Compensation Committee is “independent,” as defined in the applicable rules of The NASDAQ Stock Market, Inc. The Compensation Committee met four times and acted by written consent on three occasions during the year ended December 31, 2003.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee of the Board identifies, evaluates and recommends to the Board candidates for election or re-election to the Board. In addition, this Committee is responsible for developing, recommending for Board approval and administering a set of corporate governance guidelines and an annual process of self-evaluation by the Board and its committees. The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which is available on our website at www.orasure.com. Members of the Nominating and Corporate Governance Committee are Carter H. Eckert, Chairman, Ronny B. Lancaster and Gregory B. Lawless. Each member of the Nominating and Corporate Governance Committee is “independent,” as defined in the applicable rules of The NASDAQ Stock Market, Inc. The Nominating and Corporate Governance Committee was formed in March 2004 and therefore did not meet during the year ended December 31, 2003.

In evaluating and recommending candidates for the Board, the Nominating and Corporate Governance Committee will consider candidates recommended by members of the Committee or the Board of Directors, officers or employees of the Company, the Company’s security holders and other business contacts. Candidates recommended by security holders will be considered by the Nominating and Corporate Governance Committee in the same manner as candidates recommended by other sources, but only if the security holder makes its recommendation in accordance with the advance notification provisions set forth in the Company’s By-laws. For a description of these provisions, see the Section entitled, “Nomination of Directors.”

In evaluating new candidates for Board nomination, the Nominating and Corporate Governance Committee shall consider one or more of the following factors, as well as any other factors determined by the Committee: independence, integrity, knowledge, judgment, character, leadership skills, education, experience, financial literacy, technical background, and standing in the community. In evaluating incumbent directors for re-election, the Nominating and Corporate Governance Committee shall consider that director’s overall service to the Company, including the number of meetings attended, level of participation, quality of performance and other factors deemed relevant by the Committee.

Strategic Planning Committee.    The Strategic Planning Committee of the Board assists management in developing corporate and strategic goals and establishing business and other strategic plans for the purpose of achieving those goals. Members of the Strategic Planning Committee are Douglas G. Watson, Chairman, Carter H. Eckert and Michael J. Gausling. The Strategic Planning Committee met four times during the year ended December 31, 2003.

Report of the Audit Committee

The following report of the Audit Committee of the Board shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing by the Company under either the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference. The following report shall not otherwise be deemed filed under such Acts.

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Committee operates pursuant to a Charter that was last amended and restated by the Board on February 4, 2003. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 to be filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Frank G. Hausmann, Chairman

Carter H. Eckert

Ronny B. Lancaster

Roger L. Pringle

March 3, 2004

Nomination of Directors

Our Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder’s notice of nomination must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to the nominee, the name, age, business address, residence address, and principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are beneficially owned by the person, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act. The notice must also include the name and record address of the stockholder making the nomination and the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Company.

Executive Officers

The table below provides information about the executive officers of the Company as of March 26, 2004. Officers of the Company hold office at the discretion of the Board.

Name	Age	Position
Michael J. Gausling	46	President and Chief Executive Officer
Ronald H. Spair	48	Executive Vice President and Chief Financial Officer
R. Sam Niedbala, Ph.D.	43	Executive Vice President and Chief Science Officer
P. Michael Formica	53	Executive Vice President, Operations
Joseph E. Zack	52	Executive Vice President, Marketing and Sales
Jack E. Jerrett	45	Senior Vice President, General Counsel and Secretary
Mark L. Kuna	40	Vice President, Controller and Assistant Secretary

For biographical information on Mr. Gausling, see the Section entitled, “Election of Directors,” in this Proxy Statement.

Ronald H. Spair joined the Company as Executive Vice President and Chief Financial Officer in November 2001. Prior to that time, Mr. Spair was Vice President, Chief Financial Officer and Secretary of Delsys Pharmaceutical Corporation, a pharmaceutical manufacturing system development company, from January 2001 to September 2001. Prior to joining Delsys, he was Senior Vice President, Chief Financial Officer and Secretary of SuperGen, Inc., a pharmaceutical company, from August 1999. Prior to joining SuperGen, Mr. Spair was Senior Vice President, Chief Financial Officer and Secretary of Sparta Pharmaceuticals, Inc., a development stage pharmaceutical company, from March 1996 until August 1999. Mr. Spair received his B.S. in Accounting and M.B.A. from Rider College. He is also a licensed Certified Public Accountant and is a member of the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

R. Sam Niedbala, Ph.D. has been the Company’s Executive Vice President and Chief Science Officer since September 2000. Dr. Niedbala is a co-founder of STC and had served as Executive Vice President, Chief Science Officer and a director of STC since 1987. Prior to co-founding STC, Dr. Niedbala had been employed by Hoffman-LaRoche, Inc. as a Senior Scientist. Dr. Niedbala received his B.S. in Chemistry from East Stroudsburg University, and his M.S. in Clinical Chemistry and Ph.D. in Chemistry from Lehigh University. Dr. Niedbala is also a board certified forensic examiner.

P. Michael Formica has served as Executive Vice President, Operations for the Company since November 2002 and as Senior Vice President, Operations for the Company and STC since May 2000. Prior to that time, Mr. Formica was Division Manager, Mobil Measurement Technologies for Dräger Sicherheitstechnik GmbH (now called Dräger Safety AG & Co. KGaA), in Luebeck, Germany, for eight years with worldwide responsibility, and Director Sales and Marketing, National Draeger, Inc. (USA) for two years. Dräger is a world leader in chemical detection systems for the industrial safety market, and breath alcohol detection instrumentation. Mr. Formica received his B.S. in Electrical Engineering from West Virginia University and his M.B.A. from the Graduate School of Industrial Administration, Carnegie Mellon University.

Joseph E. Zack has served as the Company’s Executive Vice President, Marketing and Sales since September 2002. Prior to that time, Mr. Zack served as Vice President, Marketing and Sales for OraPharma, Inc., a specialty pharmaceutical company focused on oral healthcare, since 1998. Prior to joining OraPharma, Mr. Zack held executive level marketing and sales positions with Advanced Tissue Sciences, Inc. and the CIBA-GEIGY Pharmaceutical Division. Mr. Zack received his B.A. in Biology from Colgate University and his M.B.A. from St. John’s University.

Jack E. Jerrett has served as the Company’s Senior Vice President and General Counsel since February 2003 and as Vice President and General Counsel since November 2000. He has also served as the Company’s Secretary since February 2001. Prior to joining the Company, Mr. Jerrett served in the positions of Associate General Counsel and Senior Counsel at PPL Electric Utilities Corporation, and acted as general counsel to PPL Gas Utilities Corporation, since July 1998. Prior to that, Mr. Jerrett was Senior Corporate Attorney of Union Pacific Corporation and an Associate with Morgan, Lewis & Bockius. Mr. Jerrett received his B.S. in Accounting from Villanova University and his J.D. from the Villanova University School of Law. He is a member of the Pennsylvania Bar and the American and Pennsylvania Bar Associations.

Mark L. Kuna has served as the Company’s Vice President and Controller since February 2003 and as Controller since February 2001. He also provided accounting and financial analysis support since joining the Company in October 2000. Prior to that time, Mr. Kuna served as Director of Financial Planning and Analysis for the greater Philadelphia region of XO Communications, Inc. since April 1998. Prior to joining XO Communications, Mr. Kuna served as Vice President and Principal Accounting Officer of Wedco Technology, Inc. since 1989. Prior to joining Wedco Technology, he was an accountant with Deloitte and Touche. Mr. Kuna received his B.S. in Accounting from the University of Scranton, is a licensed Certified Public Accountant, and is a member of the Pennsylvania and American Institutes of Certified Public Accountants.

Certain Relationships and Related Transactions

In October 2002, we entered into a commercial lease (the “Lease”) with Tech III Partners, LLC (“Tech Partners”), for a 48,000 square foot facility on land adjacent to our Bethlehem, Pennsylvania facilities, and the lease of that facility to us. Tech Partners is owned and controlled by Michael J. Gausling, the Company’s President and Chief Executive Officer, and Dr. R. Sam Niedbala, the Company’s Executive Vice President and Chief Science Officer. The facility is our new corporate headquarters and houses manufacturing and administrative operations.

The Lease has an initial ten-year term ending in October 2012 and a base rent starting at $780,000 per year and increasing to $858,240 per year over that term. The base rental rate may be increased after the fifth year of the initial term in order to reflect changes in the interest rate on debt incurred by Tech Partners to finance construction of the leased facilities. We have not guaranteed any debt incurred by Tech Partners. We also have an option to renew the Lease for an additional five years at a rental rate of $975,360 per year, and to purchase the facility at any time during the initial ten-year term based on a formula set forth in the Lease.

Prior to deciding to enter into the Lease and an amendment increasing the base rent to reflect certain tenant fit-out costs, our Board of Directors retained Imperial Realty Appraisal LLC, an independent commercial real estate appraisal firm, to evaluate the proposed base rental rate. Imperial Realty issued opinions indicating that the annual base rent set forth in the Lease, as amended, is below the market rental rate we could otherwise expect to pay to lease a comparable commercial property in the same general geographic market. The terms of the Lease are otherwise substantially similar to a commercial lease we entered into with a third party for our existing Bethlehem, Pennsylvania facilities.

Information regarding employment and severance agreements between the named executive officers and the Company is set forth in the Section entitled, “Employment Agreements,” in this Proxy Statement.

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation of our Chief Executive Officer and the four other most highly compensated executive officers of the Company for the year ended December 31, 2003 (collectively, including the Chief Executive Officer, the “Named Executive Officers”):

				Long-Term Compensation Awards			All Other Compensation(2)
	Annual Compensation			Restricted Stock Awards		Securities Underlying Options(1)
Name and Principal Position	Year	Salary	Bonus
Michael J. Gausling President and Chief Executive Officer	2003 2002 2001	$274,302 243,000 225,211	$80,000 — —	— — —		100,000 — —	$18,180 18,612 15,742	(4)(5) (4)(5) (4)(5)

Ronald H. Spair Executive Vice President and Chief Financial Officer	2003 2002 2001	224,264 205,903 26,336	60,000 20,000 —	$260,265 —	(3)	90,000 65,000 150,000	13,000 82,916 750	(4) (4)(6) (4)

P. Michael Formica Executive Vice President, Operations	2003 2002 2001	210,264 179,644 157,134	50,000 18,000 25,000	260,265 — —	(3)	75,000 45,000 —	13,000 13,000 9,969	(4) (4) (4)

R. Sam Niedbala, Ph.D. Executive Vice President and Chief Science Officer	2003 2002 2001	208,389 201,665 185,211	39,650 — —	— — —		45,000 — —	9,000 9,000 10,257	(4) (4) (4)

Joseph E. Zack Executive Vice President Marketing and Sales	2003 2002 2001	202,187 54,072 —	50,000 — —	130,133 — —	(3)	30,000 125,000 —	13,000 2,625 —	(4) (4)

(1)	Represents the number of shares for which options were awarded in each year.

(2)	Except as otherwise noted in (4), (5) and (6) below, represents amounts of cash contributed to a 401(k) profit sharing plan as employer matching contributions.

(3)	On November 5, 2003, Messrs. Spair and Formica each received grants of 30,000 restricted shares, and Mr. Zack received a grant of 15,000 restricted shares. The indicated amounts were calculated by multiplying the number of shares in each grant by $8.6755, the average of the high and low sales prices for the Company’s common stock on the date of grant. One-half of the shares in each grant vests on the second anniversary of the grant and the remaining half vests on the third anniversary. The aggregate number of restricted shares as of December 31, 2003, and the value of those shares at the $7.96 closing price of the Company’s common stock as of that date, for Messrs. Spair, Formica and Zack were, respectively, as follows: 30,000 shares valued at $238,800 for each of Messrs. Spair and Formica and 15,000 shares valued at $119,400 for Mr. Zack.

(4)	Includes automobile allowances of (i) $9,000 for Messrs. Gausling, Spair, Formica and Zack and Dr. Niedbala in 2003, (ii) $9,000 for Messrs. Gausling, Spair and Formica and Dr. Niedbala, and $2,625 for Mr. Zack in 2002, and (iii) $9,000 for Mr. Gausling and Dr. Niedbala, $9,350 for Mr. Formica, and $750 for Mr. Spair in 2001.

(5)	Includes reimbursement of certain club membership dues and assessments for Mr. Gausling of $5,180 in 2003, $5,612 in 2002 and $2,742 in 2001.

(6)	Includes $69,916 in relocation expenses for Mr. Spair in 2002. These relocation expenses were reimbursed by the Company and include moving costs, realtor fees, closing costs, furniture storage costs, other miscellaneous expenses, and federal and state income taxes on amounts paid as expense reimbursement.

Option Grants in the Last Fiscal Year(1)

The following table summarizes the number of stock options awarded to the Chief Executive Officer and the other Named Executive Officers during the year ended December 31, 2003:

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
Michael J. Gausling	100,000	11.1	$6.955	01/31/2013	$437,396	$1,108,448
Ronald H. Spair	90,000	10.0	6.955	01/31/2013	393,657	997,603
P. Michael Formica	75,000	8.3	6.955	01/31/2013	328,047	831,336
R. Sam Niedbala, Ph.D.	45,000	5.0	6.955	01/31/2013	196,828	498,802
Joseph E. Zack	30,000	3.3	6.955	01/31/2013	131,219	332,534

(1)	Except as required by law, options are qualified as incentive stock options and vest as to one-fourth one year after the date of grant, with the remaining three-fourths vesting in equal monthly installments over the following 36 months. Vesting ceases 90 days following termination of employment and is generally accelerated in case of a change in control of the Company. The holder’s right to exercise the options will terminate immediately upon termination of employment for cause, will expire five years after retirement, and will expire one year after death, disability, or ceasing to be an active employee of the Company for any other reason. Subject to certain conditions, the exercise price of the options may be paid by delivery of previously acquired shares of Common Stock. No stock appreciation rights were granted during the year ended December 31, 2003.

(2)	The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of Common Stock compounded annually for a ten-year period. There can be no assurance that the Common Stock will appreciate in value at any particular rate or at all in future years.

Fiscal Year-End Option Values

The following table shows 2003 year-end amounts and value of shares of the Common Stock underlying outstanding options for the Chief Executive Officer and the other Named Executive Officers:

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (2)
Name(1)			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Gausling	—	—	68,388	117,500	$163,971	$123,880
Ronald H. Spair	—	—	109,271	195,729	67,431	170,044
P. Michael Formica	—	—	85,989	120,721	67,744	141,896
R. Sam Niedbala	—	—	68,388	62,500	163,971	64,755
Joseph E. Zack	—	—	39,063	115,937	155,080	373,420

(1)	The Named Executive Officers exercised no stock options during 2003 and held no stock appreciation rights at December 31, 2003.

(2)	In-the-money stock options are options for which the exercise price is less than the fair market value of the underlying stock on a particular date. The values shown in the table are based on the difference between $8.03, which was the average of the high and low sales prices of the Common Stock as quoted on The NASDAQ Stock Market on December 31, 2003, and the applicable exercise price.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. The agreements with such executive officers, other than Mr. Spair, were executed at the time of the Merger of Epitope and STC into the Company.

At the time of the Merger, Mr. Gausling served as President and Chief Operating Officer. Mr. Gausling currently serves as President and Chief Executive Officer of the Company. Pursuant to his employment agreement, which had an initial term of three years (i.e., through September 29, 2003) and was subject to automatic renewal for successive one-year periods unless either party gave the other party notice that the term would not be extended, Mr. Gausling was entitled to a base salary of at least $225,000 per year. Mr. Gausling was also eligible to participate in the executive bonus plan established by the Company, and to receive or participate in any long-term incentive plan or any other additional benefits that may be made available by the Company from time to time. Mr. Gausling was also reimbursed for job-related expenses.

Mr. Gausling’s employment agreement would terminate upon his death or upon 60 days’ written notice from Mr. Gausling to the Company. Mr. Gausling’s employment agreement could also be terminated by the Company for cause (as defined therein), or without cause. Upon the termination of Mr. Gausling’s employment without cause, Mr. Gausling would continue to be paid his annual salary for the greater of (x) 12 months, (y) the remaining term of the employment agreement, or (z) 36 months if Mr. Gausling elects to treat one of the following events as a termination without cause: (i) a material breach of the employment agreement by the Company; (ii) a reduction in Mr. Gausling’s salary or a change in his title or a substantial diminution of his duties; or (iii) a change in control of the Company.

A “change in control” generally was defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the Commission or when:

•	a person (other than the Company, any of its subsidiaries, any employee benefit plan of the Company, or any person with voting power arising from a revocable proxy) acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 30% or more of the combined voting power of the Company’s voting securities;

•	less than a majority of the directors are persons who were either nominated or selected by the Board;

•	the consummation of any consolidation or merger in which the Company is not the surviving corporation or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; or

•	the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

In March 2004 we announced that Mr. Gausling will retire from the Company by the end of 2004. Shortly after this announcement, we entered into a transition agreement with Mr. Gausling, which replaced and terminated his employment agreement. Pursuant to the transition agreement, Mr. Gausling will continue to serve as President and Chief Executive Officer and as a member of the Board until requested to retire by the Board. Regardless of his retirement date, Mr. Gausling will continue to be employed by the Company until December 31, 2004, unless his employment is terminated for cause (as defined therein). Mr. Gausling has agreed to assist in the transition of responsibilities to his successor.

During 2004, Mr. Gausling will receive an annual base salary of $325,000, will be entitled to full executive benefits under our group health and other benefit arrangements, and will be entitled to a cash bonus under our 2004 Self-Funding Annual Bonus Plan payable, if at all, at the same time as other executives participating in the Plan receive bonuses. The personal performance factor used to calculate Mr. Gausling’s 2004 bonus will not be less than the personal performance factor used to determine his cash bonus for 2003.

Pursuant to the transition agreement, Mr. Gausling was granted a non-qualified option to purchase 100,000 shares of Common Stock, pursuant to our 2000 Stock Award Plan. This option will vest in full on December 31, 2004 so long as Mr. Gausling complies with the transition agreement and remains continuously employed by the

Company through that date. The option will also vest if a “change of control” (as defined in Mr. Gausling’s now terminated employment agreement) were to occur prior to December 31, 2004.

During 2005, Mr. Gausling will receive salary continuation payments in an aggregate amount of $325,000, payable in four equal installments at the end of each fiscal quarter during 2005. However, if a “change of control” occurs either (i) before September 29, 2004 or (ii) between September 30, 2004 and December 31, 2004 and we have not hired a successor President and Chief Executive Officer, Mr. Gausling will continue to be paid an annual base salary of $325,000 for a period of 36 months from the date of the notice of the change in control, except that if Mr. Gausling continues to work for the Company or any of its subsidiaries, then any amounts Mr. Gausling receives as compensation following the event shall be credited against the amounts payable as a result of the change of control. If Mr. Gausling elects to obtain continuing coverage under our health benefit plan pursuant to COBRA beginning January 1, 2005, the Company will reimburse Mr. Gausling for the cost of his COBRA premiums for the 12-month period ending December 31, 2005.

During the term of the transition agreement and while Mr. Gausling is entitled to receive salary continuation payments, he has agreed not to:

•	recruit, solicit or hire any executive or employee of the Company;

•	induce or solicit any current or prospective customer, client or supplier of the Company to cease becoming a customer, client or supplier or divert Company business away from any customer, client or supplier of the Company; or

•	own, manage, control, work for or provide services to any entity that competes with the Company in the market for oral fluid or rapid point-of-care diagnostic testing in the United States.

Mr. Gausling has also agreed to keep confidential all confidential and proprietary business data and other information to which he has had access during his employment with the Company. If Mr. Gausling fails to comply with any of the provisions described in this paragraph, he will no longer be entitled to salary continuation payments and would be required to return to us any salary continuation payments previously received.

As further consideration for the compensation he will receive under the transition agreement, Mr. Gausling has agreed to release the Company from all claims or liabilities arising prior to the date of the release.

All other employment agreements are substantially similar to Mr. Gausling’s original employment agreement, with the following exceptions:

Mr. Spair serves as Executive Vice President and Chief Financial Officer of the Company, and his agreement provides for a base salary of at least $200,000 per year. The initial term of Mr. Spair’s employment agreement was two years, rather than three years. Mr. Spair was entitled to be reimbursed for the reasonable costs to relocate from his Hamilton, New Jersey home, up to a maximum aggregate amount of $40,000, plus an additional amount to compensate Mr. Spair for income taxes payable on the relocation reimbursement. Mr. Spair was also granted an option to purchase 150,000 shares of the Company’s Common Stock on the date he commenced employment with the Company. Mr. Spair’s employment agreement contains the same termination provisions as Mr. Gausling’s agreement.

Mr. Formica serves as the Executive Vice President, Operations, and his agreement provides for a base salary of at least $150,000 per year. The initial term of Mr. Formica’s employment agreement was two years, rather than three years. Mr. Formica’s employment agreement contains the same termination provisions as Mr. Gausling’s agreement, except that Mr. Formica will be paid his salary for 24 months, rather than 36 months, if he elects to treat one of the events described above as a termination without cause.

Dr. Niedbala serves as Executive Vice President and Chief Science Officer of the Company, and his agreement provides for a base salary of at least $185,000 per year. Dr. Niedbala’s employment agreement contains the same termination provisions as Mr. Gausling’s agreement, except that Dr. Niedbala will be paid his salary for 24 months, rather than 36 months, if he elects to treat one of the events described above as a termination without cause.

Compensation of Directors

All nonemployee Directors receive an annual fee of $12,000. In addition, the Chairman of the Board receives an additional annual fee of $13,000, the Chairman of the Audit Committee receives an additional annual fee of $5,000, and the Chairmen of the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee each receive additional annual fees of $4,000. Annual fees are payable quarterly in advance.

Each nonemployee Director receives a $1,000 fee for each Board meeting attended, and each member of a Board Committee receives an additional $1,000 fee for each Committee meeting attended. A meeting fee will only be paid with respect to a meeting for which minutes are prepared. Nonemployee Directors also receive reimbursement for their reasonable out-of-pocket costs of attending Board and Committee meetings.

Nonemployee Directors receive an initial grant of 40,000 stock options upon joining the Board (the “Initial Grant”). An additional grant of 40,000 stock options is also made to any nonemployee Director who becomes Chairman of the Board (the “Chairman Grant”). Each nonemployee Director receives an annual grant of 20,000 stock options (the “Annual Grant”) on the annual option grant date for officers and employees of the Company, except for the Chairman of the Board, who receives an Annual Grant of 30,000 stock options.

The options granted to nonemployee Directors are nonqualified stock options and have an exercise price equal to the mean between the high and low sales prices of the Company’s Common Stock as quoted on The NASDAQ Stock Market on the grant date. Each Initial Grant and Chairman Grant generally vests on a monthly basis over the 24 months immediately following the grant date, and each Annual Grant generally vests on a monthly basis over the 12 months immediately following the grant date. All vesting of the options will cease 90 days after the nonemployee Director ceases to serve on the Board. Options become exercisable in full immediately upon the occurrence of a change in control of the Company. A change in control of the Company would occur on the happening of such events as the acquisition of beneficial ownership by a person or group of 30 percent or more of the outstanding Common Stock of the Company, certain changes in Board membership affecting a majority of positions, certain mergers or consolidations, a sale or other transfer of all or substantially all the Company’s assets, or approval by the stockholders of a plan of liquidation or dissolution of the Company, as well as any change in control required to be reported by the proxy disclosure rules of the Securities and Exchange Commission. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.

Compensation Committee Interlocks and Insider Participation

Gregory B. Lawless, Roger L. Pringle and Douglas G. Watson served as members of the Compensation Committee of the Board during 2003. None of Mr. Lawless, Mr. Pringle or Mr. Watson currently serves as an officer of the Company. There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

The following report of the Compensation Committee of the Board (the “Committee”) and the Stock Price Performance Graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing by the Company under either the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference. The following report and the Stock Price Performance Graph shall not otherwise be deemed filed under such Acts.

Report on Executive Compensation

General.    The Committee, which is composed of independent, nonemployee Directors, is responsible for establishing and administering the Company’s policies that govern executive compensation and benefit practices. For 2003, the Committee evaluated the performance of the Chief Executive Officer and reviewed the performance evaluations of the other executive officers, and approved their salary, merit cash bonus and stock option grants. Compensation approved by the Committee for the Chief Executive Officer was then recommended for approval by the Company’s Board of Directors.

Compensation Philosophy.    The Company’s executive compensation programs are designed to (i) reflect the financial performance of the Company and achievement of financial and other performance objectives, (ii) align the interests of management with the long-term interests of the Company’s stockholders, and (iii) provide long-term incentives for management. The Company seeks to set compensation at levels sufficiently competitive to attract, retain and motivate high quality executives to contribute to the Company’s successes. In assessing overall compensation for executive officers, the Committee considers the Company’s performance and industry position, general industry data and recommendations of third party consultants. In furtherance of these goals, the components of executive compensation include base salary, merit cash bonuses, stock option grants and other benefits, and are linked to both Company and individual performance.

Base Salary.    At least annually, the Committee sets the salary for all executive officers. The Committee reviews the performance of the Chief Executive Officer and other executive officers, and receives and considers management recommendations concerning salary adjustments for executive officers, as well as compensation data regarding other medical diagnostic and healthcare companies.

The Committee’s compensation decisions for 2003 were heavily influenced by the Company’s strong financial performance and the fact that it met most of its financial objectives for that year. The Company’s revenues were $40.5 million in 2003, representing a 26% increase over 2002. The net loss for 2003 was reduced to $1.1 million, a $2.2 improvement over 2002. Significantly, the Company ended 2003 with two consecutive profitable quarters and generated $2.7 million in cash flow from operations during 2003.

In addition to the Company meeting its stated financial objectives, Mr. Gausling met most of his individual performance objectives during 2003. As a result, the Committee decided to increase Mr. Gausling’s salary from $275,000 to $325,000 per year. This increase was also approved in order to better align Mr. Gausling’s compensation with industry standards. Messrs. Spair, Formica and Zack also received cost of living increases, and Mr. Formica received an additional increase in salary to reflect an increase in his responsibilities and to better align his compensation with industry standards.

Merit Cash Bonuses.    In February 2003, the Committee and Board of Directors approved the 2003 Self-Funding Award Incentive Plan (the “2003 Bonus Plan”), which established target cash bonus awards for executive officers and other managers for 2003. The terms of the 2003 Bonus Plan were designed to reward executive officers and management for outstanding performance with cash bonus awards. Awards for 2003 were to be based on each executive’s achievement of certain individual performance targets and the Company’s attainment of its financial targets for the year. Payment of awards would be from bonus pools funded at levels dependent upon the Company achieving certain financial objectives. The Chief Executive Officer’s target payment was 50% of base salary.

In light of the Company’s strong financial performance and Mr. Gausling’s achievement of most of his individual performance objectives during 2003, the Committee awarded Mr. Gausling a cash bonus of $80,000. The Committee also approved cash bonuses to Messrs. Spair, Formica and Zack and Dr. Niedbala under the terms of the 2003 Bonus Plan.

Stock Options.    As previously noted, an important goal of the Company’s compensation program is to align the interests of the executive officers and other employees with the long-term interests of the Company’s stockholders. In furtherance of this goal, the Company maintains the 2000 Stock Award Plan (the “Award Plan”) pursuant to which the Company may grant stock-based awards to directors, officers, and employees of, and consultants and advisers to, the Company.

In February 2003, the Committee and the Board of Directors approved Stock Option Award Guidelines for the Company’s executive management (the “Option Guidelines”). The purpose of the Option Guidelines is to provide a framework for determining annual stock option awards for executives that reflect the executive’s duties and performance evaluation against individual objectives for the applicable year, and to align the size of option grants for executives with comparable positions at other medical diagnostic and healthcare companies. Utilizing the Option Guidelines, in January 2004, the Committee awarded Mr. Gausling an option for 150,000 shares and approved smaller awards for the other executive officers.

Other Compensation.    The Company provides Mr. Gausling and each other officer at the level of Senior Vice President and above with a car allowance in an amount equal to $9,000 per year. The Company also reimbursed Mr. Gausling for certain country club dues and assessments incurred in 2003.

In addition, the Company maintains a 401(k) profit sharing plan (the “401(k) Plan”) in which all employees of the Company, including executive officers, are eligible to participate. The Company makes matching contributions up to the lesser of $4,000 or 10% of the participant’s salary. Payments of benefits accrued for 401(k) Plan participants will be made upon retirement or upon termination of employment prior to retirement provided certain conditions have been met by the participant prior to termination.

COMPENSATION COMMITTEE:

Roger L. Pringle, Chairman

Gregory B. Lawless

Douglas G. Watson

March 23, 2004

Stock Price Performance Graph

The following graph compares the cumulative total returns to investors in the Company’s Common Stock, the Russell 2000 Index and the Nasdaq Biotechnology Index for the period from December 31, 1998 through December 31, 2003. The graph assumes that $100 was invested on December 31, 1998 in the Company’s Common Stock and in each of the above-mentioned indices, and that all dividends were reinvested.

The Russell 2000 index was chosen because it is an index of companies with market capitalizations similar to ours. The Nasdaq Biotechnology Index was chosen because it includes a number of our competitors. Stockholders are cautioned that the graph shows the returns to investors only as of the dates noted and may not be representative of the returns for any other past or future period.

*	The stock performance data for the Company used to generate the graph reflects the cumulative total return on the common stock of Epitope for all periods prior to the September 29, 2000 Merger of Epitope into the Company.

Item 2	Amendment of the OraSure Technologies, Inc. 2000 Stock Award Plan

General

On November 16, 1999, the Board of Directors of Epitope adopted, subject to stockholder approval, the Epitope, Inc. 2000 Stock Award Plan (the “Award Plan”). The Award Plan was approved by Epitope’s stockholders on February 15, 2000. The Award Plan initially authorized for award a maximum of 2,500,000 shares of Common Stock, plus the number of shares that were available for grant under the Epitope, Inc. 1991 Stock Award Plan (the “1991 Plan”) on February 15, 2000 (the “1991 Plan Shares”), and such additional shares that become available under the terms of the Award Plan thereafter.

Effective September 29, 2000, in connection with the Merger of Epitope and STC into the Company, the name of the Award Plan was changed to the OraSure Technologies, Inc. 2000 Stock Award Plan and the Award Plan was adopted as a stock option plan of the Company. All options granted under the Award Plan prior to the Merger were assumed by and became obligations of the Company. On May 20, 2002, an amendment to the Award Plan was approved by the Company’s stockholders, increasing the number of shares of Common Stock authorized for grant by 1,800,000 to a total of 4,300,000 shares. The shares subject to grant under the Award Plan had a market value (determined as the average high and low sales price on the NASDAQ Stock Market) of $9.13 per share on March 26, 2004.

On February 16, 2004, the Company’s Board of Directors (the “Board”) approved and recommended for submission to stockholders an amendment to increase the number of shares of Common Stock authorized for grant under the Award Plan. Assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by Proxy at the Annual Meeting, is required for approval of the amendment to the Award Plan. Shares represented by a Proxy which are not voted for approval of the amendment (by voting no or abstaining) will have the effect of voting against the amendment. Your Board recommends that stockholders vote FOR approval of the amendment to the Award Plan.

Amendment of the Award Plan

As of March 26, 2004, there were no shares of Common Stock remaining available for grant as stock options or other equity awards under the Award Plan. In order to enable the Company to continue to attract qualified directors, officers, employees and outside advisors and to compensate its directors, officers, employees and advisors in a manner that is competitive with compensation provided by other medical diagnostic companies, the Board determined that additional shares of Common Stock would need to be authorized for grants under the Award Plan. Accordingly, the Board approved amendment of the Award Plan to increase the number of authorized shares by 3,000,000 shares from 4,300,000 shares to 7,300,000 shares, plus the 1991 Plan Shares and other shares that become available under the terms of the Award Plan. The Board determined that this increase in authorized shares will meet the Company’s needs under the Award Plan for the foreseeable future. A copy of the proposed Award Plan amendment is attached to this Proxy Statement as Exhibit A.

Summary of the Award Plan as Amended

A summary description of certain terms and provisions of the Award Plan as proposed to be amended follows.

Purpose

The purpose of the Award Plan is to promote and advance the interests of the Company and its stockholders by enabling the Company to attract, retain, and reward employees, outside advisors, and directors of the Company and any subsidiaries. The Award Plan is intended to strengthen the mutuality of interests between employees, advisors, and directors and the Company’s stockholders by offering equity-based incentives to promote the long-term growth, profitability and financial success of the Company.

Eligibility

The Award Plan provides for stock-based awards to (i) employees of the Company and any subsidiaries, (ii) members of advisory committees or other consultants to the Company or its subsidiaries (“Advisors”), and (iii) nonemployee directors of the Company. Persons who help the Company raise money by selling securities or who promote or maintain a market for the Company’s securities are not eligible to participate in the Award Plan as Advisors. In addition, only Advisors who, in the judgment of the Compensation Committee of the Board (the “Committee”), are or will be contributors to the long-term success of the Company will be eligible to receive Awards (as defined below). As of March 26, 2004, the Company had 183 employees, 25 persons serving as Advisors, and six nonemployee directors, all of whom are eligible to receive Awards under the Award Plan.

Administration of the Award Plan

The Committee administers the Award Plan and determines the persons who are to receive Awards and the types, amounts, and terms of Awards. For example, the Committee may determine the exercise price, the form of payment of the exercise price, the number of shares subject to an Award, and the date or dates on which an Award becomes exercisable. The Committee may delegate to one or more officers of the Company the authority to determine the recipients of and the types, amounts and terms of Awards granted to participants who are not Reporting Persons.

The Award Plan will continue in effect until Awards have been granted covering all available shares under the Award Plan or the Award Plan is otherwise terminated by the Board. Termination of the Award Plan will not affect outstanding Awards.

The Award Plan permits the Board to amend the Award Plan, subject to stockholder approval if required by law or the rules of a stock exchange or over-the-counter trading system. In order to retain favorable treatment of Awards under applicable tax laws, the Board cannot increase the number of shares covered by the Award Plan without further stockholder approval.

Awards

Awards that may be granted under the Award Plan include stock options, stock appreciation rights, restricted awards, performance awards, and other stock-based awards (collectively, “Awards”). The following is a brief summary of the various types of Awards that may be granted under the Award Plan.

Stock Options.    Options granted under the Award Plan may be either incentive stock options (“ISOs”), a tax-favored form of Award meeting the requirements of Section 422 of the Internal Revenue Code, as amended, or nonqualified options (“NQOs”), which are not entitled to special tax treatment. ISOs must expire no more than ten years from the date of grant. The Award Plan does not limit the maximum term of NQOs. The exercise price of any ISO granted under the Award Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant. The exercise price of any NQO generally may not be less than 75% of the fair market value of the Common Stock on the date of grant. The Award Plan authorizes the Committee to issue deferred compensation options with an option price substantially less than the fair market value (but not less than $1 per share) for the purpose of deferring a specified amount of income for a recipient.

The agreement evidencing the grant of a stock option (the “Option Agreement”) will specify, as determined by the Committee, the time or times when the option is exercisable, in whole or in part, and the extent to which the option remains exercisable after the option holder ceases to be an employee, Advisor or nonemployee director of the Company. The Option Agreement may, in the discretion of the Committee, provide whether the option will become fully exercisable upon the death, disability or retirement of the option holder or upon a change of control of the Company. An option may be exercised by payment of the exercise price in cash or, at the discretion of the Committee, in any combination of cash, previously held shares of Common Stock or share equivalents, or with proceeds from the sale of shares subject to the option.

Options granted to employees under the Award Plan generally vest over four years, with 25% of the grant vesting on the first anniversary of the grant date and the remaining 75% vesting ratably on a monthly basis over the next three years. Options granted to nonemployee Directors generally vest ratably on a monthly basis over either a 12 or 24-month period, depending on the type of grant. See the Section entitled, “Compensation of Directors,” for a further description of the terms of options granted to nonemployee Directors under the Award Plan. Options granted under the Award Plan generally provide for accelerated vesting upon a “change of control.” Therefore, all unvested options outstanding as of the date of the Merger under the Award Plan were vested in full on that date.

The Committee, in its discretion, may provide in the Option Agreement that, to the extent that the option is exercised using previously acquired shares of Common Stock, the option holder shall automatically be granted a replacement (“reload”) option for a number of shares of Common Stock equal to the number of shares surrendered upon exercise with an option price equal to the fair market value of Common Stock on the date of exercise and subject to such other terms as the Committee determines.

In no event may options for more than 500,000 shares of Common Stock be granted to any individual under the Award Plan during any fiscal year period.

Stock Appreciation Rights.    A recipient of stock appreciation rights (“SARs”) will receive, upon exercise, a payment (in cash or in shares of Common Stock) based on the increase in the price of a share of Common Stock between the date of grant and the date of exercise. SARs may be granted in connection with options or other Awards granted under the Award Plan or may be granted as independent Awards. In no event may SARs for more than 500,000 shares of Common Stock be granted to any individual under the Award Plan during any fiscal year period.

Restricted Awards.    Restricted Awards may take the form of restricted shares or restricted units. Restricted shares are shares of Common Stock that may be subject to forfeiture if the recipient terminates employment or service as an Advisor or nonemployee director during a specified period (the “Restriction Period”). Stock certificates representing restricted shares are issued in the name of the recipient, but are held by the Company until the expiration of the Restriction Period. From the date of issuance of restricted shares, the recipient is entitled to the rights of a stockholder with respect to the shares, including voting and dividend rights. Restricted units are Awards of units equivalent in value to a share of Common Stock, which similarly may be subject to forfeiture if the recipient terminates employment or service as an Advisor or nonemployee director during the applicable Restriction Period. At the expiration of the Restriction Period, payment with respect to restricted units is made in an amount equal to the value of the number of shares of Common Stock covered by the restricted units. Payment may be in cash, unrestricted shares of Common Stock, or any other form approved by the Committee.

Performance Awards.    Performance Awards are designated in units equivalent in value to a share of Common Stock. A Performance Award is subject to forfeiture if or to the extent that the Company, a subsidiary, an operating group, or the recipient, as specified by the Committee in the Award, fails to meet performance goals established for a designated performance period. Performance Awards earned by attaining performance goals are paid at the end of a performance period in cash, shares of Common Stock, or any other form approved by the Committee. The number of shares of Common Stock issuable with respect to Performance Awards granted to any individual executive officer may not exceed 150,000 shares for any calendar year.

Other Stock-Based Awards.    The Committee may grant other Awards that involve payments or grants of shares of Common Stock or are measured by or in relation to shares of Common Stock.

Shares Subject to the Award Plan

The maximum number of shares of Common Stock for which Awards may be granted under the Award Plan (as amended) is 7,300,000 shares, plus the 1991 Plan Shares. In addition, if an Award under the Award Plan, the 1991 Plan or the Incentive Stock Option Plan for Key Employees of Epitope, Inc. (the “Epitope ISOP”) is

cancelled or expires for any reason prior to becoming fully vested or exercised or is settled in cash in lieu of shares, or is exchanged for other Awards under the Award Plan, all shares covered by such Awards will be made available for future Awards under the Award Plan. Any shares used as full or partial payment to the Company of the option, purchase or other exercise price of an Award, and any shares covered by a stock appreciation right which are not issued upon exercise, will also become available for future Awards. As of March 26, 2004, there were options and other Awards outstanding relating to 5,239,439 shares of Common Stock which had been granted under the Award Plan, the 1991 Plan or the Epitope ISOP.

In the event of a change in the Company’s capitalization affecting the Common Stock, including a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, the Committee shall make such proportionate adjustments as it may determine, in its sole discretion to be appropriate as a result of such change, to the aggregate number of shares for which Awards may be granted under the Award Plan, the maximum number of shares which may be sold or awarded to any participant, the number of shares covered by each outstanding Award, and the price per share in respect of outstanding Awards.

Federal Income Tax Consequences

The following discussion summarizes the principal anticipated federal income tax consequences of Awards granted under the Award Plan, to participants and to the Company.

Incentive Stock Options.    A recipient of an option does not realize taxable income upon the grant or exercise of an ISO. If no disposition of shares occurs within two years from the date of grant or within one year from the date of exercise, then (a) upon the sale of the shares, any amount realized in excess of the exercise price is taxed to the option recipient as long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction is allowed to the Company for federal income tax purposes. For purposes of computing alternative minimum taxable income, an ISO is treated as an NQO.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above, then (a) the recipient will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of the shares) over the exercise price thereof and (b) the Company would be entitled to deduct such amount. Any further gain realized is taxed as a short-term or long-term capital gain, as applicable, and does not result in any deduction for the Company. Any disqualifying disposition as described above will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonqualified Options.    No income is realized by an option recipient at the time an NQO is granted. Upon exercise, (a) ordinary income is realized by the option recipient in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss, as applicable, and will not result in any deduction to the Company.

Payment of Exercise Price in Shares.    The Committee may permit participants to pay all or a portion of the exercise price for an option using previously acquired shares of Common Stock. If an option is exercised and payment is made in previously held shares (held for six months or longer), there is no taxable gain or loss to the participant other than any gain recognized as a result of exercise of the option, as described above.

Stock Appreciation Rights.    The grant of a SAR to a participant will not cause the recognition of income by the participant. Upon exercise of a SAR, the participant will realize ordinary income equal to the amount of cash payable to the participant plus the fair market value of any shares of Common Stock delivered to the participant. The Company will be entitled to a deduction equal to the amount of ordinary income realized by the participant in connection with the exercise of a SAR.

Restricted Awards and Performance Awards.    Generally, a participant will not recognize any income upon issuance of a Restricted Award or Performance Award that is subject to forfeiture. Generally, a participant will recognize ordinary income upon the vesting of Restricted Awards or Performance Awards in an amount equal to the amount of cash payable to the participant plus the fair market value of shares of Common Stock delivered to the participant. Dividends paid with respect to Awards during the period such Awards are subject to forfeiture will be taxable as ordinary income to the participant. However, a participant may elect to recognize compensation income upon the grant of restricted shares, based on the fair market value of the shares of Common Stock subject to the Award at the date of grant. If a participant makes such an election, dividends paid with respect to the restricted shares will not be treated as ordinary income, but rather as dividend income, and the participant will not recognize additional income when the restricted shares vest. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant. If a participant who receives an Award of restricted shares makes the special election described above, the Company will not be entitled to deduct dividends paid with respect to the restricted shares.

Limitation on Deductibility of Certain Compensation.    Section 162(m) of the Internal Revenue Code generally makes nondeductible to the Company taxable compensation paid to a single individual in excess of $1 million in any calendar year if the individual is the Chief Executive Officer or one of the next four highest-paid executive officers, unless the excess compensation is considered to be “performance based.” Among other requirements contained in Section 162(m), the material terms of a compensation plan in which such officers participate must be approved by stockholders for awards or compensation provided under the plan to be considered “performance based.” The Company may in the future consider structuring Awards to attempt to meet the requirements of Section 162(m) if it determines the action to be advisable.

Equity Compensation Plan Information

The following table provides information as of December 31, 2003 about the shares of Common Stock that may be issued upon the exercise of options under all of our equity compensation plans. These plans include the Award Plan, the 1991 Plan, the Agritope, Inc. 1992 Stock Award Plan (the “Agritope Plan”), and the OraSure Technologies, Inc. Employee Incentive and Non-Qualified Stock Option Plan (the “Employee Incentive Plan”). The Award Plan, the 1991 Plan and the Agritope Plan were Epitope equity compensation plans, and the Employee Incentive Plan was an STC equity compensation Plan. In connection with the Merger of Epitope and STC into the Company on September 29, 2000, the Award Plan was adopted by the Company, and the Company assumed the obligation to issue shares for the then outstanding stock options granted under the Award Plan, the 1991 Plan, the Agritope Plan and the Employee Incentive Plan. Additional grants of equity compensation may not be made under the 1991 Plan, the Agritope Plan or the Employee Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	571,024		$7.059		1,228,976	(1)
Equity compensation plans not approved by security holders	3,364,439	(2)	$6.314	(2)	—

Total	3,935,463				1,228,976

(1)	Represents shares remaining available for future issuance as of December 31, 2003 under the Award Plan.

(2)	Includes 812,032 shares issuable as of December 31, 2003 under options at a weighted average exercise price of $3.784 per share under the Award Plan, the 1991 Plan, the Agritope Plan, and the Employee Incentive Plan.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2003 accompanies this Proxy Statement. On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Commission (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of our Common Stock on March 26, 2004, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Secretary of the Company at our address set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

Independent Accountants

Change in Accountant.    On May 21, 2002, we dismissed Arthur Andersen LLP (“Andersen”) as our independent public accountants and engaged KPMG LLP (“KPMG”) to serve as our independent auditors for the year ending December 31, 2002. These actions were effective immediately and were approved by our Audit Committee. The report of Andersen on the Company’s financial statements for the year ended December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During its audit for the year ended December 31, 2001 and through May 21, 2002, (i) there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of such disagreements in their report on the Company’s financial statements for the year ended December 31, 2001, and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

During the year ended December 31, 2001, and through May 21, 2002, the Company did not consult with KPMG regarding any of the items described in Item 304(a)(2) of Regulation S-K under the Exchange Act.

KPMG has audited the financial statements of the Company for the years ended December 31, 2003 and 2002. We expect representatives of KPMG to be present at the Annual Meeting and to be available to respond to appropriate questions from stockholders. The representatives of KPMG will have the opportunity to make a statement at the meeting if they desire to do so.

Audit Fees.    The aggregate fees billed by KPMG related to the audit of our annual financial statements for the years ended December 31, 2003 and 2002, the review of our financial statements included in the Company’s quarterly reports on Form 10-Q, and services that were provided by KPMG in connection with statutory and regulatory filings or engagements during each of these years totaled $205,597 and $123,250, respectively. Also included in audit fees are professional services in connection with the review of registration statements on Forms S-3 and S-8, issuance of comfort letters and assistance with accounting guidelines.

Audit-Related Fees.    For the years ended December 31, 2003 and 2002, the aggregate fees billed by KPMG for audit-related services totaled $12,000 and $22,000, respectively. These services consisted primarily of audits of our 401(k) employee benefit plans.

Tax Fees.    For the years ended December 31, 2003 and 2002, the aggregate fees billed by KPMG for tax compliance, tax advice and tax planning services totaled $35,250 and $37,500, respectively. These services consisted primarily of tax compliance services.

All Other Fees.    The Company did not pay any other fees to KPMG in connection with their services in 2003 and 2002.

The Audit Committee has adopted a general practice of pre-approving all audit and non-audit services provided by KPMG. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services having an aggregate value of up to $10,000 in between meetings of the Audit Committee, provided that such pre-approval is communicated to the Audit Committee at its next scheduled meeting.

The Audit Committee has selected KPMG to serve as the Company’s independent auditor for the year ending December 31, 2004.

Deadline For Stockholder Proposals

You may submit proposals for inclusion in the proxy materials for the Company’s 2005 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the Securities and Exchange Commission and must be received by the Company at 220 East First Street, Bethlehem, Pennsylvania 18105, Attention: Secretary, not later than December 11, 2004.

Our Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. In order to be considered, a stockholder’s proposal must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, if less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include the name and record address of the stockholder, the class and number of shares of capital stock of the Company, which are beneficially owned by the stockholder, and any material interest the stockholder has in the matter(s) proposed for consideration at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jack E. Jerrett

Secretary

April 9, 2004

Exhibit A

Proposed Amendment of OraSure Technologies, Inc.

2000 Stock Award Plan (the “Plan”)

On February 16, 2004, the Company’s Board of Directors approved, and recommended for approval by stockholders, a 3,000,000 share increase in the number of authorized shares under the Award Plan. In order to reflect this increase in authorized shares, Section 4.2.2 of the Award Plan was amended, subject to stockholder approval, as follows:

“4.2.2 Number of Shares.    The maximum number of Shares for which Awards may be granted under the Award Plan is 7,300,000 Shares, plus the number of Shares that are available for grant under the Epitope, Inc., 1991 Stock Award Plan (the “1991 Plan”), on February 15, 2000, subject to adjustment pursuant to Article 14 of the Award Plan.”

OraSure Technologies, Inc. diagnostic solutions for the new millennium

PROXY

2004 Annual Meeting of Stockholders

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack E. Jerrett and Ronald H. Spair, and each of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 2004 Annual Meeting of Stockholders of OraSure Technologies, Inc. (the “Company”), to be held on Tuesday, May 18, 2004, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with respect to the matters listed on the reverse side.

The shares represented by this Proxy, if properly executed, will be voted as specified on the reverse side or, if no specification is made, will be voted FOR the election of the nominees listed on the reverse side as directors and FOR Proposal 2, Amendment of OraSure Technologies, Inc. 2000 Stock Award Plan. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgment.

PLEASE MARK, DATE, SIGN, AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

OraSure Technologies, Inc. diagnostic solutions for the new millennium

2004 Annual Meeting of Stockholders

Tuesday, May 18, 2004

Please Mark Here for Address Change or comments SEE REVERSE SIDE	☐

1.	ELECTION OF DIRECTORS Class I (Term expiring 2007) 01 Douglas G. Watson 02 Carter H. Eckert 03 Frank G. Hausmann	FOR ☐	WITHHOLD ☐	2.	AMENDMENT OF ORASURE TECHNOLOGIES, INC. 2000 STOCK AWARD PLAN	FOR ☐	AGAINST ☐	ABSTAIN ☐
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Signature	Signature	Date , 2004
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